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                                                                    EXHIBIT 8.2

                       [LETTERHEAD OF BROWN & WOOD LLP]

                                    May 13, 1998

Kimco Realty Corporation
3333 New Hyde Park Road
Suite 100
New Hyde Park, NY 11042

                           Re:      Registration Statement on Form-S-4

Ladies and Gentlemen:

     We are acting as special counsel to Kimco Realty Corporation, a Maryland corporation ("Kimco"), in connection with the Joint Proxy Statement and Prospectus, including the Registration Statement on Form S-4 (the "Merger Registration Statement"), relating to the proposed merger of The Price REIT, a Maryland corporation ("Price"), with and into REIT Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Kimco ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated as of January 13, 1998, as amended, among Kimco, Merger Sub and Price. You have requested our opinion as to certain federal income tax matters set forth in the Merger Registration Statement under the heading "Federal Income Tax Consequences."

     The facts, as we understand them, are set forth in the Merger Registration Statement and exhibits thereto to be filed with the Securities and Exchange Commission. In addition, we will receive certain representations from Kimco and Price REIT at the Effective Time (as defined in the Merger Registration Statement).

     Based on such facts and representations, we hereby confirm the opinion set forth under the caption "Federal Income Tax Consequences--Federal Income Tax Consequences of the Merger" in the Proxy Statement included in the Merger Registration Statement.

     Such opinion and the Proxy Statement discussion set forth under the caption

"Federal Income Tax Consequences" do not address all aspects of federal income taxation that may be relevant to particular Kimco stockholders in light of their personal investment circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers and foreign persons.

     Such opinion and the discussion under the caption "Federal Income Tax Consequences" is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts or representations as referred to herein might affect the conclusion stated herein.

     We consent to the use of this opinion as an exhibit to the Merger Registration Statement and to the use of our name under the caption "Federal Income Tax Consequences" in the Proxy Statement included in the Merger Registration Statement.


                                       Very truly yours,

                                       /s/ Brown & Wood LLP



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                    OFFICER'S CERTIFICATE FOR KIMCO REALTY
                       CORPORATION REGARDING THE MERGER
                    OF THE PRICE REIT, INC. WITH AND INTO
                        REIT SUB, INC., A WHOLLY-OWNED
                          SUBSIDIARY OF KIMCO REALTY
                                 CORPORATION

                                 MAY 13, 1998

This Officer's Certificate is given in connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 13, 1998, as amended on March 5, 1998 and May 14, 1998, of The Price REIT, Inc. a Maryland corporation ("Price"), with and into REIT Sub, Inc. ("Merger Sub"), a Maryland corporation and a wholly-owned subsidiary of Kimco Realty Corporation ("Kimco"), a Maryland corporation. Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Merger Agreement.

I, Michael V. Pappagallo, Chief Financial Officer of Kimco, hereby certify that, to the best of my knowledge and belief, each of the following statements is true and correct and will be true and correct at the Effective Time of the Merger. I understand that the following representations form the basis of the opinions of Brown & Wood LLP and Gibson, Dunn & Crutcher LLP that are attached as exhibits to and described in the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4, relating to the Merger (the "Merger Registration Statement"), and any change or inaccuracy in the facts described herein could adversely alter such opinion.

1.The facts relating to the contemplated merger (the "Merger") of Price with and into Merger Sub pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in the Merger Agreement and the Merger Registration Statement, are, insofar, as such facts pertain to Kimco, true, correct and complete in all material respects.

2.Except in the Merger, neither Kimco nor any subsidiary of Kimco has acquired or will acquire, or has owned in the past five years, any shares of Price Common Stock.

3.Cash payments to be made to stockholders of Price in lieu of fractional shares of Kimco Common Stock or Kimco Class D Depositary Shares ("Merger Consideration") that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Kimco the expense and inconvenience of issuing and transferring fractional shares of Merger Consideration, and does not represent separately bargained for consideration.

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4.The fair market value of the Merger Consideration received by each Price stockholder will be approximately equal to the fair market value of the Price Common Stock surrendered in the Merger.

5.Kimco has no plan or intention to reacquire any of the Merger
                Consideration issued in the Merger.

6.Following the Merger, Kimco and/or Merger Sub will continue the historic business of Price or will use a significant portion of Price's historic business assets in its business.

7.Price, Kimco, Merger Sub and the stockholders of Price will pay their respective expenses, if any, incurred in connection with the Merger.

8.There is no intercorporate indebtedness existing between Price and Kimco or Price and Merger Sub that was issued, acquired or will be settled at a discount.

9. Kimco is not a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the total value whose total assets are held for investment, determined as provided in Section 368(a)(1)(F)(iii) of the Code.

10. Kimco has owned 100 percent of the stock of Merger Sub at all times during the period of time Merger Sub has been in existence.


11.Kimco is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

12.     Kimco will not take any position on any federal, state, or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with the representations made in this letter, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code).

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13.The Merger Agreement represents the entire understanding of
Price, Kimco and Merger Sub with respect to the Merger.




-----------------------------
Michael V. Pappagallo


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         4. Price REIT, Kimco, Merger Sub, and the shareholders of Price REIT will pay their respective expenses, if any, incurred in connection with the Merger;

         5. There is no intercorporate indebtedness existing between Price REIT and Kimco or between Price REIT and Merger Sub that was issued, acquired, or will be settled at a discount as a result of the Merger;

         6. Price REIT is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

         7. None of the compensation received by any shareholder-employee of Price REIT will be separate consideration for, or allocable to, any of their Price REIT stock. None of the Kimco Common Stock and Class D Depositary Shares received by any shareholder-employee of Price REIT will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete, and the compensation paid to any shareholder-employee of Price REIT will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

         8. Price REIT has not made (nor will it make prior to the Effective
Time) any distributions, redemptions, or other payments in respect of stock of Price REIT or in respect of rights to acquire such stock that are in contemplation of the Merger or that are related thereto, except for regular and normal distributions that are consistent with amounts historically distributed by Price REIT on an annual basis, including any distributions required by Section 857(a) of the Code;

         9. Price REIT has not disposed of any of its assets in contemplation of the Merger (including any distribution of assets with respect to, or in redemption of, Price REIT Common Stock);

         10. Price REIT's reasons for participating in the Merger are bona fide business purposes unrelated to taxes;

         11. The factual information set forth in the Merger Registration Statement is true, correct, and complete in all material respects;

         12 The fair market value of the assets of Price REIT will, at the Effective Time of the Merger, equal or exceed the aggregate liabilities of Price REIT plus the amount of liabilities, if any, to which such assets are subject; and

         13. The undersigned is authorized to make all of the representations set forth herein.

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         It is understood that (i) your opinion will be based on the representations set forth herein, the information set forth in the Merger Registration Statement, and on the statements, representations, and warranties set forth in the Merger Agreement (including all schedules and exhibits thereto), and (ii) your opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations, statements, and information are not true, correct, and complete. It is further understood that your opinion will not address any tax consequence of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

                  IN WITNESS WHEREOF, I have executed this Officer's Certificate on the 13th day of May, 1998.

                                             ----------------------------------
                                             George M. Jezek,
                                             Executive Vice President,
                                             Chief Financial Officer,
                                             Treasurer, Secretary and
                                             Director of Price REIT

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